Portfolio
Strategy
Fund

December 31, 1996
Annual Report


                                                               [LOGO]DEAN WITTER

DEAN WITTER
Two World Trade Center
62nd Floor
New York, NY 10048
Telephone (212) 392-8899

DEAN WITTER PORTFOLIO STRATEGY FUND L.P.
(FORMERLY DEAN WITTER PRINCIPAL SECURED FUTURES FUND L.P.) ANNUAL REPORT
1996

Dear Limited Partner:

This marks the sixth annual report for the Dean Witter Portfolio Strategy Fund L.P. (the "Fund"). Please note, effective July 31, 1996, the guarantee which assured investors a minimum Net Asset Value per Unit of $1,000 for Dean Witter Principal Secured Futures Fund matured. As of August 1, 1996, Dean Witter Principal Secured Futures Fund L.P. was renamed Dean Witter Portfolio Strategy Fund L.P. and began trading without a guarantee of initial principal. The Fund began 1996 trading at a Net Asset Value per Unit of $1,699.44 and increased by 25.5% to close the year at $2,132.79. Since its inception in 1991, the Fund has increased by 113.3% (a compound annualized return of 13.7%).

The Fund began the year by posting profits during January from short positions in most major currencies as the value of these currencies declined versus the U.S. dollar. Additional gains were recorded from long global financial futures positions as prices moved higher. In February, losses were recorded as a result of trend reversals in the currency markets, as the value of most major currencies moved sharply higher versus the U.S. dollar, and in global interest rate futures, as a sudden downward price move was experienced. The Fund finished the first quarter by recording profits primarily from long Australian dollar positions as its value moved higher versus other world currencies. Additional gains were recorded from short Japanese yen positions, as its value declined versus the U.S. dollar, as well as from trading financial and energy futures.

In April, the Fund recorded gains in currencies from short Swiss franc and German mark positions as the value of these currencies moved lower versus the U.S. dollar. Gains were also recorded from long positions in energy and agricultural futures as prices in these markets increased. During May, the Fund experienced losses due primarily to trendless price movement in global financial futures. Smaller losses were recorded in the energy markets as a portion of April's profits was given back due to a downward price move. In June, the Fund recorded gains due primarily to short positions in metals as prices declined during the month. Gains were also recorded from short Japanese yen positions as its value moved lower versus the U.S. dollar.

The profits recorded during June were offset during July as losses were recorded from short Japanese yen positions as its value increased sharply relative to other world currencies. In August, small losses were experienced due primarily to short-term volatility in the value of most major currencies relative to the U.S. dollar. A majority of these losses were offset by gains recorded from long Japanese and Australian interest rate futures positions as prices moved higher. During September, the Fund recorded gains as long global bond futures positions profited from an upward price move. Additional gains were recorded from positions in energies, metals and agricultural commodities.

During the fourth quarter, the Fund profited significantly due primarily to long global bond futures positions as prices continued to trend higher during October and November. Additional gains were recorded in currencies from long British pound positions as its value also moved higher. Smaller currency gains were recorded from short Japanese yen and Swiss franc positions as the value of these currencies declined versus the U.S. dollar. A portion of these gains were offset by losses during December as a result of a sudden reversal lower in global bond futures prices early in the month. Losses in this sector were relatively small compared to previous months' profits as long positions in these markets (U.S., European and Japanese bond futures) had been reduced in early December. Smaller losses were recorded from short-term volatility in currencies.

During the calendar year 1996, the fund recorded strong profits due primarily to price trends experienced in global interest rate futures and currencies late in the year. These gains, coupled with John W. Henry & Company, Inc.'s, the Fund's sole trading manager, ability to limit losses during periods of trendless and sharply reversing price movement earlier in the year, contributed to the Fund's overall success for 1996.

Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation at Two World Trade Center, 62nd Floor, New York, NY 10048 or your Dean Witter Account Executive.

I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete.

    Sincerely,

    /s/ Mark J. Hawley
    Mark J. Hawley
    President
    Demeter Management Corporation
    General Partner

DEAN WITTER PORTFOLIO STRATEGY FUND L.P.
INDEPENDENT AUDITORS' REPORT

The Limited Partners and the General Partner:

We have audited the accompanying statements of financial condition of Dean Witter Portfolio Strategy Fund L.P. (formerly Dean Witter Principal Secured Futures Fund L.P.) (the "Partnership") as of December 31, 1996 and 1995 and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Dean Witter Portfolio Strategy Fund L.P. as of December 31, 1996 and 1995 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

February 17, 1997
New York, New York

DEAN WITTER PORTFOLIO STRATEGY FUND L.P.
STATEMENTS OF FINANCIAL CONDITION

                                                        DECEMBER 31,
                                                    ---------------------
                                                       1996       1995
                                                    ---------- ----------
                                                        $          $
                                 ASSETS
Equity in Commodity futures trading
 accounts:
 Cash                                               87,847,358 78,404,128
 Net unrealized gain on open contracts               3,053,880  3,621,113
                                                    ---------- ----------
 Total Trading Equity                               90,901,238 82,025,241
Interest receivable (DWR)                              300,473    252,974
                                                    ---------- ----------
 Total Assets                                       91,201,711 82,278,215
                                                    ========== ==========
                    LIABILITIES AND PARTNERS' CAPITAL
LIABILITIES
 Incentive fee payable                               2,587,891    320,038
 Redemptions payable                                   688,115    738,931
 Management fee payable                                303,128    272,903
 Accrued administrative expenses                       158,510    279,755
 Accrued brokerage commissions (DWR)                   141,879     99,604
 Accrued transaction fees and costs                     10,045      6,603
 Bank fee payable                                          --      21,336
                                                    ---------- ----------
 Total Liabilities                                   3,889,568  1,739,170
                                                    ---------- ----------
PARTNERS' CAPITAL
 Limited Partners (39,981.953 and 46,435.540 Units,
   respectively)                                    85,273,194 78,914,381
 General Partner (956 Units)                         2,038,949  1,624,664
                                                    ---------- ----------
 Total Partners' Capital                            87,312,143 80,539,045
                                                    ---------- ----------
 Total Liabilities and Partners' Capital            91,201,711 82,278,215
                                                    ========== ==========
NET ASSET VALUE PER UNIT                              2,132.79   1,699.44
                                                    ========== ==========


   The accompanying notes are an integral part of these financial statements.

DEAN WITTER PORTFOLIO STRATEGY FUND L.P.
STATEMENTS OF OPERATIONS

                                        FOR THE YEARS
                                            ENDED
                                         DECEMBER 31,
                               ---------------------------------
                                  1996        1995       1994
                               ----------  ---------- ----------
                                   $           $          $
REVENUES
Trading Profit (Loss):
 Realized                      26,235,502  23,275,553  2,385,705
 Net change in unrealized        (567,233)     58,584 (1,311,896)
                               ----------  ---------- ----------
  Total Trading Results        25,668,269  23,334,137  1,073,809
Interest income (DWR)           2,994,841   3,189,901  2,560,400
                               ----------  ----------  ---------
  Total Revenues               28,663,110  26,524,038  3,634,209
                               ----------  ----------  ---------
EXPENSES
Brokerage commissions (DWR)     3,416,583   2,700,065  2,712,291
Management fees                 3,281,267   3,332,702  3,650,550
Incentive fees                  3,278,840   1,587,389  1,106,885
Transaction fees and costs        233,900     231,876    204,327
Letter of credit fees              31,571     106,168     73,791
Administrative expenses            27,000     108,000    108,000
                               ----------  ---------- ----------
  Total Expenses               10,269,161   8,066,200  7,855,844
                               ----------  ---------- ----------
NET INCOME (LOSS)              18,393,949  18,457,838 (4,221,635)
                               ==========  ========== ==========
NET INCOME (LOSS) ALLOCATION:
Limited Partners               17,979,664  18,129,110 (4,152,982)
General Partner                   414,285     328,728    (68,653)
NET INCOME (LOSS) PER UNIT:
Limited Partners                   433.35      343.86     (77.55)
General Partner                    433.35      343.86     (77.55)

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                              UNITS OF
                             PARTNERSHIP    LIMITED     GENERAL
                              INTEREST     PARTNERS     PARTNER      TOTAL
                             -----------  -----------  ---------  -----------
                                               $           $           $
Partners' Capital,
December 31, 1993             70,372.131   99,403,283  1,448,891  100,852,174
Net Loss                             --    (4,152,982)   (68,653)  (4,221,635)
Redemptions                  (13,999.787) (20,128,939)   (84,302) (20,213,241)
                             -----------  -----------  ---------  -----------
Partners' Capital, December
31, 1994                      56,372.344   75,121,362  1,295,936   76,417,298
Net Income                           --    18,129,110    328,728   18,457,838
Redemptions                   (8,980.804) (14,336,091)       --   (14,336,091)
                             -----------  -----------  ---------  -----------
Partners' Capital, December
31, 1995                      47,391.540   78,914,381  1,624,664   80,539,045
Net Income                           --    17,979,664    414,285   18,393,949
Redemptions                   (6,453.587) (11,620,851)       --   (11,620,851)
                             -----------  -----------  ---------  -----------
Partners' Capital, December
31, 1996                      40,937.953   85,273,194  2,038,949   87,312,143
                             ===========  ===========  =========  ===========

   The accompanying notes are an integral part of these financial statements.

DEAN WITTER PORTFOLIO STRATEGY FUND L.P.
STATEMENTS OF CASH FLOWS

                                                FOR THE YEARS
                                                    ENDED
                                                 DECEMBER 31,
                                     --------------------------------------
                                        1996         1995          1994
                                     -----------  -----------  ------------
                                          $            $            $
CASH FLOWS FROM
  OPERATING ACTIVITIES
Net income (loss)                     18,393,949   18,457,838    (4,221,635)
Noncash item included in net income
  (loss):
 Net change in unrealized                567,233      (58,584)    1,311,896
(Increase) decrease in operating
  assets:
 Interest receivable (DWR)               (47,499)      22,726      (121,436)
Increase (decrease) in operating
  liabilities:
 Incentive fees payable                2,267,853      320,038           --
 Accrued management fee                   30,225       13,116       (81,222)
 Accrued administrative expenses        (121,245)      68,263        (2,097)
 Accrued brokerage commissions (DWR)      42,275          848        27,880
 Accrued transaction fees and costs        3,442          165         1,814
 Bank fee payable                        (21,336)      21,336           --
                                     -----------  -----------  ------------
Net cash provided by (used for)
  operating activities                21,114,897   18,845,746    (3,084,800)
                                     -----------  -----------  ------------
CASH FLOWS FROM
  FINANCING ACTIVITIES
Increase (decrease) in redemptions
  payable                                (50,816)    (520,160)      149,625
Redemptions of units                 (11,620,851) (14,336,091)  (20,213,241)
                                     -----------  -----------  ------------
Net cash used for financing
  activities                         (11,671,667) (14,856,251)  (20,063,616)
                                     -----------  -----------  ------------
Net increase (decrease) in cash        9,443,230    3,989,495   (23,148,416)
Balance at beginning of period        78,404,128   74,414,633    97,563,049
                                     -----------  -----------  ------------
Balance at end of period              87,847,358   78,404,128    74,414,633
                                     ===========  ===========  ============

   The accompanying notes are an integral part of these financial statements.

DEAN WITTER PORTFOLIO STRATEGY FUND L.P.
NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION--Dean Witter Portfolio Strategy Fund L.P. (formerly Dean Witter Principal Secured Futures Fund L.P.) (the "Partnership") is a limited partnership organized to engage in the speculative trading of commodity futures contracts, commodity options contracts and forward contracts on foreign currencies. The general partner for the Partnership is Demeter Management Corporation ("Demeter"). The commodity broker is Dean Witter Reynolds Inc. ("DWR"). Both DWR and Demeter are wholly-owned subsidiaries of Dean Witter, Discover & Co. ("DWD"). Demeter has retained John W. Henry & Company, Inc. ("JWH") as the trading manager of the Partnership.

Demeter is required to maintain a 1% minimum interest in the equity of the Partnership and income (losses) are shared by the General and Limited Partners based upon their proportional ownership interests.

On July 31, 1996, with the Partnership's Net Asset Value above $1,000 per unit, the letter of credit arrangement which assured investors who redeemed their units on July 31, 1996 a minimum Net Asset Value of $1,000 per unit expired. On August 1, 1996, the Partnership was renamed and continued trading in a non-guaranteed format. Both the reduction of interest income of 1.125% per annum for the letter of credit fee paid by DWR and the letter of credit fee of 1% of new appreciation were eliminated effective August 1, 1996.

BASIS OF ACCOUNTING--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements.

REVENUE RECOGNITION--Commodity futures contracts and forward contracts on foreign currencies are open commitments until settlement date. They are valued at market and the resulting unrealized gains and losses are reflected in income. Prior to August 1, 1996, DWR paid the Partnership interest income based upon 80% of the average daily Net Assets for the month that was allocated to JWH's KT Diversified Program, Financial and Metals Portfolio, International Foreign Exchange Program, and The World Financial Perspective at a rate equal to the average yield on 13-week U.S. Treasury Bills issued during such month

DEAN WITTER PORTFOLIO STRATEGY FUND L.P.

less a monthly letter of credit fee paid by DWR. DWR paid Citibank, N.A. ("Citibank") on the twentieth day of each month a Letter of Credit fee of 3/32 of 1% per month of the amount available to be drawn under the Letter of Credit. Such amounts for the period ended July 31, 1996 and the years ended December 31, 1995 and 1994 were $306,187, $586,638 and $721,257, respectively.
Additionally, DWR paid the Partnership interest income based upon 100% of the Partnership's average daily Net Assets which were allocated to the InterRate(TM) trading program for the month at a rate equal to the average yield on 13-week U.S. Treasury Bills issued during such month. For purposes of such interest payments, Net Assets did not include monies due the Partnership on forward contracts and other commodity interests, but not actually received.

Effective August 1, 1996, DWR pays the Partnership monthly interest income based upon 80% of the average daily Net Assets for the month at a rate equal to the average yield on 13-week U.S. Treasury Bills issued during the month. For purposes of such interest payments, Net Assets do not include monies due the Partnership on forward contracts and other commodity interests, but not actually received.

NET INCOME (LOSS) PER UNIT--Net income (loss) per Unit is computed using the weighted average number of units outstanding during the period.

EQUITY IN COMMODITY FUTURES TRADING ACCOUNTS--The Partnership's asset "Equity in Commodity futures trading accounts" consists of cash on deposit at DWR to be used as margin for trading and the net asset or liability related to unrealized gains or losses on open contracts. The asset or liability related to the unrealized gains or losses on forward contracts is presented as a net amount because the Partnership has a master netting agreement with DWR.

BROKERAGE COMMISSIONS AND RELATED TRANSACTION FEES AND COSTS--The Partnership accrues brokerage commissions on a half-turn basis at 80% of DWR's published non-member rates. Transaction fees and costs are accrued on a half-turn basis.

Prior to September 1, 199 brokerage commissions were capped at 3/4 of 1% per month of the Partnership's Net Assets as defined in the Limited Partnership Agreement. Additionally, each trading program's brokerage commissions were capped at 1% per month of the Net Assets allocated to such trading program.

DEAN WITTER PORTFOLIO STRATEGY FUND L.P.
NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

Effective September 1, 1996, brokerage commissions and transaction fees chargeable to the Partnership were capped at 13/20 of 1% per month of the Partnership's month-end Net Assets (as defined in the Limited Partnership Agreement) with such cap applied on a per trading program basis.

OPERATING EXPENSES--The Partnership bears all operating expenses related to its trading activities, to a maximum of 1/4 of 1% annually of the Partnership's average month-end Net Assets. These include filing fees, clerical, administrative, auditing, accounting, mailing, printing, and other incidental operating expenses as permitted by the Limited Partnership Agreement. In addition, the Partnership incurs a monthly management fee and may incur an incentive fee. Prior to August 1, 1996, pursuant to a Letter of Credit and Reimbursement Agreement with JWH and Citibank, the Partnership paid to Citibank a quarterly Letter of Credit fee equal to 1% of the Partnerships's "New Appreciation," as defined in the Letter of Credit and Reimbursement Agreement, of the Partnership's Net Assets as of the end of each calendar quarter. Such fee was accrued in each month in which "New Appreciation" occurred. In those months in which "New Appreciation" was negative, previous accruals, if any, during the quarter were reduced. Demeter and/or DWR bear all other operating expenses, including expenses which would be incurred if the Partnership were required to register as an investment company.

REDEMPTIONS--Limited Partners are able to redeem some or all of their Units at 100% of the Net Asset Value per Unit at the last day of any month that is at least six months after the closing at which a client first became a limited partner, upon five business days, advance notice by redemption form to Demeter.

DISTRIBUTIONS--Distributions, other than on redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date.

INCOME TAXES--No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of the Partnership's revenues and expenses for income tax purposes.

DISSOLUTION OF THE PARTNERSHIP--The Partnership will terminate on December 31, 2025 or at an earlier date if

DEAN WITTER PORTFOLIO STRATEGY FUND L.P.

certain conditions set forth in the Limited Partnership Agreement occur.

2. RELATED PARTY TRANSACTIONS

The Partnership's cash is on deposit with DWR in commodity trading accounts to meet margin requirements as needed. DWR pays interest on these funds as described in Note 1. Under its Customer Agreement with DWR, the Partnership pays DWR brokerage commissions as described in Note 1.

3. TRADING MANAGER

Compensation to JWH consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE--The Partnership pays a monthly management fee equal to 1/3 of 1% per month of the Partnership's adjusted Net Assets, as defined in the Limited Partnership Agreement, as of the last day of each month.

INCENTIVE FEE--The Partnership will pay a quarterly incentive fee to JWH equal to 15% of the Partnership's "New Appreciation", as defined in the Limited Partnership Agreement, of the Partnership's Net Assets as of the end of each calendar quarter. Such incentive fee is accrued in each month in which "New Appreciation" occurs. In those months in which "New Appreciation" is negative, previous accruals, if any, during the incentive period will be reduced. In those instances, in which a Limited Partner redeems an investment, the incentive fee (if earned through a redemption date) is to be paid to JWH on those redemptions in the month of such redemptions.

4. FINANCIAL INSTRUMENTS

The Partnership trades futures and forward contracts in interest rates, stock indices, commodities, currencies, petroleum, and precious metals. Futures and forwards represent contracts for delayed delivery of an instrument at a specified date and price. Risk arises from changes in the value of these contracts and the potential inability of counterparties to perform under the terms of the contracts. There are numerous factors which may significantly influence the market value of these contracts, including interest rate volatility. At December 31, 1996 and 1995 open contracts were:

DEAN WITTER PORTFOLIO STRATEGY FUND L.P.
NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                         CONTRACT OR NOTIONAL AMOUNT
                         ----------------------------
                             1996           1995
                         ------------- --------------
                               $             $
EXCHANGE-TRADED CONTRACTS
Financial Futures:
 Commitments to Purchase    65,197,000    107,229,000
 Commitments to Sell        70,325,000     20,701,000
Commodity Futures:
 Commitments to Purchase     5,005,000     14,171,000
 Commitments to Sell        30,977,000     10,132,000
Foreign Futures:
 Commitments to Purchase    42,509,000    125,880,000
 Commitments to Sell        67,755,000      1,106,000
OFF-EXCHANGE-TRADED FORWARD
  CURRENCY CONTRACTS
 Commitments to Purchase    89,146,000     43,693,000
 Commitments to Sell        38,531,000     82,529,000

A portion of the amounts indicated as off-balance-sheet risk in forward currency contracts is due to offsetting forward commitments to purchase and to sell the same currency on the same date in the future. These commitments are economically offsetting, but are not offset in the forward market until the settlement date.

The unrealized gains on open contracts are reported as a component of "Equity in Commodity futures trading accounts" on the Statements of Financial Condition and totaled $3,053,880 and $3,621,113 at December 31, 1996 and 1995,
respectively.

Of the $3,053,880 net unrealized gain on open contracts at December 31, 1996, $3,465,469 related to exchange-traded futures contracts and $(411,589) related to off-exchange-traded forward currency contracts. Of the $3,621,113 net unrealized gain on open contracts at December 31, 1995, $3,632,875 related to exchange-traded futures contracts and $(11,762) related to off-exchange-traded forward currency contracts.

Exchange-traded futures contracts held by the Partnership at December 31, 1996 and 1995 mature through December 1997 and December 1996, respectively. Off-exchange-traded forward currency contracts held by the Partnership at December 31, 1996 and 1995 mature through March 1997 and January 1996, respectively. The contract amounts in the above table represent the Partnership's extent of involvement in the particular class of financial instrument, but not the credit risk associated with counterparty nonperformance. The credit risk associated with these instruments is limited to the amounts reflected in the Partnership's Statements of Financial Condition.

DEAN WITTER PORTFOLIO STRATEGY FUND L.P.
NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

The Partnership also has credit risk because DWR acts as the futures commission merchant or the sole counterparty, with respect to most of the Partnerships' assets. Exchange-traded futures contracts are marked to market on a daily basis, with variations in value settled on a daily basis. DWR, as the futures commission merchant for all of the Partnership's exchange-traded futures contracts, is required pursuant to regulations of the Commodity Futures Trading Commission to segregate from its own assets, and for the sole benefit of its commodity customers, all funds held by DWR with respect to exchange-traded futures contracts including an amount equal to the net unrealized gains on all open futures contracts, which funds totaled $91,312,827 and $82,037,003 at December 31, 1996 and 1995, respectively. With respect to the Partnership's off-exchange-traded forward currency contracts, there are no daily settlements of variations in value nor is there any requirement that an amount equal to the net unrealized gains on open forward contracts be segregated. With respect to those off-exchange-traded forward currency contracts, the Partnership is at risk to the ability of DWR, the counterparty on all of such contracts, to perform.

For the years ended December 31, 1996 and 1995, the average fair value of financial instruments held for trading purposes was as follows:

                                                         1996
                                                -----------------------
                                                  ASSETS    LIABILITIES
                                                ----------- -----------
                                                     $           $
EXCHANGE-TRADED CONTRACTS:
 Financial Futures                              102,149,000  96,292,000
 Commodity Futures                               13,649,000  28,690,000
 Foreign Futures                                116,142,000  42,572,000
OFF-EXCHANGE-TRADED FORWARD CURRENCY CONTRACTS  113,353,000 134,819,000

                                      1995
                             ----------------------
                               ASSETS   LIABILITIES
                             ---------- -----------
                                 $           $
EXCHANGE-TRADED CONTRACTS:
 Financial Futures           80,726,000 48,675,000
 Commodity Futures            6,335,000 23,473,000
 Foreign Futures             63,976,000 29,814,000
OFF-EXCHANGE-TRADED FORWARD
  CURRENCY CONTRACTS         50,560,000 99,829,000

5. LEGAL MATTERS

On September 6, 10, and 20, 1996, similar purported class actions were filed in the Superior Court of the State of California, County of Los Angeles, on behalf

DEAN WITTER PORTFOLIO STRATEGY FUND L.P.

NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)

of all purchasers of interests in limited partnership commodity pools sold by DWR. Named defendants include DWR, Demeter, Dean Witter Futures and Currency Management Inc., Dean Witter, DWD (all such parties referred to hereafter as the "Dean Witter Parties"), the Partnership (under its original name), certain other limited partnership commodity pools of which Demeter is the general partner, and certain trading advisors (including JWH) to those pools. Similar purported class actions were also filed on September 18 and 20, 1996, in the Supreme Court of the State of New York, New York County, and on November 14, 1996 in the Superior Court of the State of Delaware, New Castle County, against the Dean Witter Parties and certain trading advisors (including JWH) on behalf of all purchasers of interests in various limited partnership commodity pools, including the Partnership, sold by DWR. Generally, these complaints allege, among other things, that the defendants committed fraud, deceit, misrepresentation, breach of fiduciary duty, fraudulent and unfair business practices, unjust enrichment, and conversion in connection with the sale and operation of the various limited partnership commodity pools. The complaints seek unspecified amounts of compensatory and punitive damages and other relief. It is possible that additional similar actions may be filed and that, in the course of these actions, other parties could be added as defendants. The Dean Witter Parties believe that they and the Partnership have strong defenses to, and they will vigorously contest, the actions. Although the ultimate outcome of legal proceedings cannot be predicted with certainty, it is the opinion of management of the Dean Witter Parties that the resolution of the actions will not have a material adverse effect on the financial condition or the results of operations of any of the Dean Witter Parties or the Partnership.

6. SUBSEQUENT EVENT

Demeter has determined to reopen the Partnership for additional investment and will register with the Securities and Exchange Commission 50,000 Units to be offered to investors for a limited time in a public offering.

DEAN WITTER REYNOLDS INC.

Two World Trade Center

62nd Floor

New York, NY 10048
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